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ITEM 77D/77Q1(B) - POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

Columbia Global Opportunities Fund (the Fund)

The Fund, in connection with a Fund name change (in particular, the addition of "Global" to its name), added to its principal investment strategies a 40% investment policy (which includes a 30% floor) with respect to foreign investments. The new policy was included in an amendment to the registration statement of Columbia Funds Series Trust II filed with the Securities and Exchange Commission on November 27, 2013 pursuant to Rule 485(b) under the Securities Act of 1933 (Accession No. 0001193125-13-456343), which is hereby incorporated herein by reference.